Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2023 with respect to the audited consolidated financial statements of Bitdeer Technologies Holding Company appearing in the Annual Report on Form 20-F of Bitdeer Technologies Group for the year ended December 31, 2022.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
November 6, 2023